Exhibit 99.1

AITX’s RAD Adds Another Fortune 100 Client with RIO Order

Initial Deployment of RIO Security Tower Marks the Beginning of Over 200 Potential Installations Across Multiple Locations

Detroit, Michigan, July 3, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), has received a significant order from a prominent Fortune 100 company in the life sciences and clinical research sectors. This initial order includes the deployment of their first RIO™ security tower, with the potential for over 200 additional deployments of RAD’s advanced security solutions at various locations identified by the client.

The industry leader, with more than 60 locations worldwide, is known for its analytical instruments, clinical development solutions, specialty diagnostics, and laboratory services, has recognized the value of RAD’s innovative technology in enhancing their security infrastructure. The client’s decision to incorporate RAD’s RIO security towers and other solutions underscores their commitment to maintaining a secure and safe environment for their operations.

Physical security incidents on large corporate campuses are a growing concern, significantly impacting businesses, their operations and profitability. According to a recent World Security Report, large global companies lost a combined $1 trillion in revenue in 2022 due to physical security incidents. These incidents include theft, vandalism, workplace violence, and other disruptions that can cause substantial financial and operational damage1. A survey conducted by Pro-Vigil revealed that 25% of businesses reported an increase in physical security incidents in 2023, with factors such as local crime, economic instability, and ongoing supply chain issues contributing to this rise. Businesses are increasingly turning to advanced security technologies, such as RAD’s AI-powered security devices, to mitigate these risks.2.

Mark Folmer, CPP, PSP, FSyI, President of RAD, expressed his enthusiasm about the partnership, “We are thrilled to collaborate with such a prestigious organization. This significant order demonstrates the confidence our clients have in RAD’s ability to deliver cutting-edge security technology that meets their stringent requirements. We look forward to supporting their security needs and exploring further deployment opportunities.”

Interestingly, the initial connection between this client and RAD was made at the ISC West trade show in 2022. Representatives from the client company approached RAD following a compelling presentation by Steve Reinharz, CEO/CTO of AITX and RAD, on the transformative impact autonomous security devices were having on the traditional security industry. Nurturing this opportunity for over two years required significant resilience and patience, demonstrating the strong relationship and mutual trust developed between the two companies.

In addition to this major contract, RAD is currently awaiting final decisions from several other Fortune 500 companies, further highlighting the growing market recognition and demand for RAD’s innovative security solutions.

Reinharz commented, “Securing this order from a Fortune 100 client is a significant milestone for the Company. Building a relationship with such a large client takes time and dedication, and this achievement validates our strategic focus on innovation and quality in the security technology sector. We are poised for substantial growth as more organizations seek reliable and advanced security solutions to protect their assets and personnel.”

1 https://www.ifsecglobal.com/physical-security/physical-security-incidents-cost-companies-1-trillion-in-2022-according-to-new-report/

2 https://pro-vigil.com/blog/state-of-security-2024-report-released/

Sitting atop a standard RIO configuration are dual ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz